UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 21, 2025

Entergy New Orleans, LLC
(Exact name of registrant as specified in its charter)

Texas	1-35747	82-2212934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 Perdido Street, New Orleans, Louisiana		70112
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(504) 670-3702

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered

Mortgage Bonds, 5.0% Series due December 2052	ENJ	New York Stock Exchange
Mortgage Bonds, 5.50% Series due April 2066	ENO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On February 21, 2025, Entergy New Orleans, LLC (the “Company”), as borrower, entered into a term loan credit agreement dated as of February 21, 2025 (the “Credit Agreement”), by and among the Company, the lenders party thereto and Bank of America, N.A., as Administrative Agent (the “Administrative Agent”). The Credit Agreement provides for term loans in the aggregate principal amount of $80 million (the “Term Loan”) to be available to the Company for a one-time drawing during the period commencing upon closing of the Credit Agreement and ending on March 21, 2025, which Term Loan matures and is payable on March 20, 2026. The Term Loan shall be prepaid under certain circumstances and may be voluntarily prepaid by the Company with a reimbursement of any fees associated with such early payments, as applicable.
The Credit Agreement contains certain customary covenants, including restrictions on the Company pledging its assets and on certain asset sales. It also contains a covenant that requires the Company to maintain a consolidated debt ratio of 65% or less of its total capitalization. The Term Loan bears interest at a rate equal to an applicable margin, plus, at the Company’s option, either (x) a base rate determined by reference to the greatest of (a) the federal funds rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. as its “prime rate”, (c) the rate of interest per annum equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator) (“SOFR”) as determined on such day that would be applicable to a SOFR loan having an interest period of one month, plus 1%, and (d) 1.00%, per annum payable quarterly on the last day of each of March, June, September and December, or (y) an interest rate of SOFR per annum payable on the last day of each interest period of one, three or six months thereafter, as selected by the Company, or such other period of twelve months or less as consented to by the lenders and the Administrative Agent (but with respect to an interest period of more than three months, payable on the date that is every three months from the first day of such interest period), plus a SOFR adjustment for such interest period. The Company will also pay an up-front fee upon closing of the Credit Agreement based on the amount of the Term Loan. The Company’s obligations under the Credit Agreement may be accelerated upon an event of default, which includes non-payment of principal or interest, breach of representation or warranty, breach of covenant, cross-default, bankruptcy, material judgments, certain ERISA events, the occurrence of a change of control with respect to the Company where Entergy Corporation (“Entergy”) ceases to own 80% directly or indirectly all of the Company’s common equity, and the occurrence of a change of control with respect to Entergy.
The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety be reference to the Credit Agreement filed as Exhibit 4 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
4	Term Loan Credit Agreement dated as of February 21, 2025, by and among Entergy New Orleans, LLC, the Lenders party thereto and Bank of America, N.A., as Administrative Agent.
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entergy New Orleans, LLC
(Registrant)
Date: February 24, 2025	/s/ Barrett E. Green

(Signature) Barrett E. Green Vice President and Treasurer